NEWS RELEASE	Exhibit 99.1

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATION ANNOUNCES CHANGES TO THE
COMPANY’S RETIREMENT PLANS, AN EARLY RETIREMENT OPTION
AND A REDUCTION IN WORKFORCE

Edinburg, VA, (November 30, 2006) – Shenandoah Telecommunications Company (SHENTEL; NASDAQ: SHEN) today made several announcements to better position the Company for the future and reduce its overall cost structure. The Company will freeze its defined benefit pension plan and distribute the assets to plan participants. Simultaneously, Shentel will enhance its defined contribution 401(k) plan by making additional contributions to employee accounts. Prior to freezing the pension plan, the Company will offer an Early Retirement Option (ERO) to 58 qualifying employees. Finally, the Company announced that it plans to eliminate up to 50 positions by the end of the first quarter of 2007, through a combination of the ERO, attrition, and layoffs.

As announced in April of 2006, the Company is considering the possible sale of its PCS business as one of the alternatives in its ongoing discussions with Sprint Nextel. The potential for a sale was a catalyst for the Company’s management to undertake a critical review of its entire operation. Although the Company has experienced significant growth in the last ten years, several non-PCS parts of Shentel are experiencing or are expected to experience a slowing or a decrease in revenue growth which necessitates reducing the overall cost structure of the organization.

Defined Benefit Pension Plan

The Company will freeze its current defined benefit pension plan effective January 31, 2007. Current employees will have the option to have the Company purchase a monthly annuity equal to their vested pension benefit, rollover the value of the benefit into their 401(k) account or an IRA, or receive a lump sum distribution. The Company’s pension plan is well funded, and the Company has committed to fully cover all benefits payable under the plan for all current and former plan participants. All current retirees will continue to receive their monthly benefit.

Enhanced Defined Contribution 401(k) Plan

Shentel currently offers all employees the option to participate in a Company sponsored 401(k) plan. The Company offers a matching program on the first four percent of the employee’s wages that the employee defers into their 401(k) account. Effective in early 2007, the Company will enhance the plan by making regular contributions to all employees’ 401(k) accounts in addition to continuing the matching program. The change will allow employees more flexibility in investment decisions and allow the retirement funds to be rolled over into other retirement plans if an employee leaves the Company prior to retirement. The monthly expense of the additional contribution to the 401(k) plan will be comparable to the expense of the current defined contribution pension plan.

Early Retirement Option

In advance of the freeze of the defined benefit pension plan, the Company has offered an Early Retirement Option (ERO) to certain qualifying employees. This option is being made available to all employees 50 and older with at least 10 years service with Shentel. As an incentive, the retirement benefits of the ERO group will be calculated crediting each employee with up to five additional years of age and service.

Reduction in Workforce

In order to reduce the Company’s overall cost structure and better position it to remain competitive in the ever changing telecom industry, Shentel plans a reduction in its workforce by the elimination of up to 50 positions. Positions will be eliminated as a result of participation in the ERO, attrition, and layoffs. The Company anticipates final details of the reduction to be announced in the latter part of the first quarter of 2007, after the ERO period has expired and management reassesses the need for further reductions at that time.

The Company will file additional details related to these announcements in an 8-K filing with the Securities and Exchange Commission.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC including the Company’s 2005 Annual Report on Form 10-K. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.